Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&E (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports 2009 Second Quarter Results

PLANO, TEXAS — July 27, 2009 — TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the second quarter of 2009.  Revenues increased 21 percent to $22.6 million compared to $18.6 million for the second quarter of 2008.  Net income rose 43 percent to $1.2 million, or $0.07 per diluted share, compared to $0.9 million, or $0.05 per diluted share, in the second quarter of 2008.  (All per share amounts have been adjusted to reflect the five percent stock dividend paid on May 12, 2009 to shareholders of record as of April 28, 2009.)  Second quarter 2009 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) increased 19 percent to $6.1 million from $5.1 million in last year’s second quarter.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We were pleased with our second quarter, which followed an excellent first quarter, resulting in a strong first half.  However, as we previously indicated, we have been experiencing weakening demand for our services and expect a deteriorating environment for the balance of the year.  Due to the lower level of demand for hydrocarbons and the continued volatility of commodity prices, as well as uncertainty regarding future energy policy, seismic activity in the lower 48 continues to decline. We are facing an increasingly competitive pricing environment with deteriorating operating margins.

“We have responded to this lower level of demand by reducing our crew count and adjusting our utilization to better match the expected demand from our customers.  We started the second quarter with eight crews but ended the quarter with five crews operating in the field, and our current backlog is approximately $37 million compared to a backlog of $76 million for the same period of last year.  At the beginning of the third quarter, we further reduced the number of crews to four crews operating in the field as we continue to reduce our costs to better align them with expected revenues.  We have the ability to quickly add crews if business conditions improve, and we will closely monitor the situation as we continue to optimize our capacity utilization in order to keep providing our customers with high quality, efficient seismic services.

“We continued to generate strong cash flow from operations of $8.3 million during the quarter and closed the second quarter with approximately $30.6 million in cash and $9.0 million in long term debt.   We remain well capitalized and strong financially and are confident we have the liquidity and financial flexibility to manage through this current period of reduced seismic activity.”

SECOND QUARTER 2009

Second quarter 2009 revenues rose 21 percent year over year, yet were impacted by lower overall demand for domestic seismic services.   Cost of services increased 24 percent to $15.6 million from $12.6 million a year ago.  Cost of services as a percentage of revenues was 68.9 percent in the 2009 second quarter compared to 67.4 percent in the 2008 second quarter.  SG&A as a percentage of revenues declined to 4.3 percent compared to 5.3 percent in the second quarter of 2008.

Income from operations increased 44 percent to $2.4 million compared to $1.7 million a year ago.  Income from operations as a percentage of revenues was 10.7 percent compared to 9.0 percent in the second quarter of 2008.  Income before income taxes for the second quarter of 2009 increased 47 percent to $2.2 million, or 9.5 percent of revenues, compared to $1.5 million, or 7.9 percent of revenues, in the comparable period a year ago.  The effective tax rate was 42 percent in the second quarter of 2009 compared to 41 percent in the second quarter of 2008.

YEAR TO DATE 2009

Revenues for the first six months of 2009 increased 43 percent to $58.6 million compared to $41.1 million in the first six months of 2008.  Cost of services rose 38 percent to $37.8 million compared to $27.4 million in the first half of 2008.  Cost of services as a percentage of revenues were 64.5 percent in the first half of 2009 compared to 66.7 percent in the first half of 2008.  Income from operations rose 122 percent to $11.2 million compared to $5.1 million in the first half of 2008.  Net income was $6.3 million, or $0.34 per diluted share, compared to $2.9 million, or $0.16 per diluted share, for the first half of 2008.  Year to date EBITDA rose 59 percent for 2009 to $18.6 million, or 32 percent of revenues, compared to $11.7 million, or 29 percent of revenues, for the comparable period of 2008.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, July 27, 2009, at 9:30 a.m. Eastern Time.  To participate in the conference call, dial 480-629-9692 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 10, 2009.  To access the replay, dial 303-590-3030 using a pass code of 4110281#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas with branch offices in Houston and Oklahoma City, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$22,591,134	$18,620,388	$58,602,011	$41,091,078

Cost and expenses
Cost of services	15,565,041	12,550,975	37,810,163	27,426,577
Selling, general and administrative	968,333	985,681	2,141,866	1,919,951
Depreciation and amortization expense	3,633,316	3,404,927	7,432,753	6,681,347
	20,166,690	16,941,583	47,384,782	36,027,875

Income from operations	2,424,444	1,678,805	11,217,229	5,063,203

Interest expense	268,313	208,542	536,960	369,924

Income before income taxes	2,156,131	1,470,263	10,680,269	4,693,279

Income tax expense	913,862	602,543	4,403,338	1,842,972

NET INCOME	$1,242,269	$867,720	$6,276,931	$2,850,307

Earnings per common share:
Basic	$0.07	$0.05	$0.34	$0.16
Diluted	$0.07	$0.05	$0.34	$0.16

Weighted average number of common shares outstanding:
Basic	18,280,343	18,255,975	18,275,266	18,255,110
Diluted	18,372,856	18,303,510	18,279,096	18,304,173

All per share amounts have been adjusted for the 5% stock dividend paid May 12, 2009 to shareholders of record as of April 28, 2009.

The statements of income reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Balance Sheets

	June 30,	December 31,
	2009	2008

Cash and cash equivalents	$30,622,536	$24,114,351
Receivables (net)	4,004,298	5,853,908
Pre-Paid expenses and other	7,959,773	4,239,440
Current assets	42,586,607	34,207,699
Other assets (net)	238,112	250,659
Property and equipment (net)	44,202,640	50,632,563
Total assets	$87,027,359	$85,090,921

Current liabilities	$15,751,700	$17,238,656
Long-term obligations	8,956,751	11,451,835
Long-term deferred tax liability	5,307,483	5,973,000
Shareholders’ equity	57,011,425	50,427,430
Total liabilities & equity	$87,027,359	$85,090,921

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net Income	$1,242,269	$867,720	$6,276,931	$2,850,307
Depreciation	3,633,316	3,404,927	7,432,753	6,681,347
Interest expense	268,313	208,542	536,960	369,924
Income tax expense	913,862	602,543	4,403,338	1,842,972

EBITDA	$6,057,760	$5,083,732	$18,649,982	$11,744,550

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